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                                                                    Exhibit 99.1

                                                 For Investor Relations Contact:
                                                                     Leigh Salvo
                                                              Investor Relations
                                                                  (650) 314-1000
                                                                 ir@catapult.com


                   CATAPULT COMMUNICATIONS REVISES ESTIMATES
               FOR FOURTH FISCAL QUARTER ENDED SEPTEMBER 30, 2003

MOUNTAIN VIEW, CA-OCTOBER 6, 2003-Catapult Communications Corporation (Nasdaq:
CATT) today revised its outlook for the fourth fiscal quarter ended September 30, 2003. Revenues for the quarter are now expected to be approximately $10.1 million and the diluted net loss per share on a GAAP basis is expected to be 3 to 4 cents. On a pro forma basis, diluted net income per share is expected to be between 0 and 1 cent. Pro forma net income per share does not include a previously announced one-time charge for employee termination costs of approximately $750,000 or 4 cents per share after tax. Previous estimates were for revenues at $10.5 million; diluted GAAP net income per share had been estimated at 0 cents, and diluted pro forma net income per share had been estimated at 6 cents.

According to Dr. Richard A. Karp, Catapult's Chairman and CEO, "Revenues were only marginally below expectations this quarter, thanks to strong North American orders during the quarter. This was, however, more than offset by significantly lower than expected revenues in Japan. We remain convinced that we are not losing major orders to competitors, but continue to experience a challenging business climate, especially outside of North America. I am more unhappy with our EPS shortfall, which was due to a product mix that resulted in higher than expected cost of goods sold (although our gross margins are still estimated to be over 80%). We will be paying very close attention to this issue in the quarters to come."

ABOUT CATAPULT
Catapult Communications is the leading provider of advanced digital telecom test systems to global equipment manufacturers and service providers including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo and Nortel. Catapult's DCT2000 and MGTS systems deliver test solutions for hundreds of protocols and variants - spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041.
Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

FORWARD LOOKING STATEMENTS
The statements in this press release regarding the Company's business outlook and expected net income or loss per share are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the possibly of unanticipated accounting adjustments in the course of finalizing the Company's financial results for the fourth fiscal quarter. For other factors that may cause actual results to differ from those projected, please refer to the Company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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